UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               A.P. PHARMA, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   00202J203
                                 (CUSIP Number)

                                  JULY 1, 2011
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]     Rule 13d-1(b)
[_]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


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CUSIP No. 00202J203                                    13G                            Page 2 of 7 Pages
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          1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a)  [ ]
                                                                                                        (b)  [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. SEC USE ONLY



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          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                       26,666,667*
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                   26,666,667*
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                             26,666,667*
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                 [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                            13.3%*
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------





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CUSIP No. 00202J203                                    13G                            Page 3 of 7 Pages
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          13. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. CHECK THE APPROPRIATE BOX IF A GROUP*                                                     (a)  [ ]
                                                                                                        (b)  [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          16. CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
    NUMBER OF
      SHARES             17. SOLE VOTING POWER                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            18. SHARED VOTING POWER                                                      26,666,667*
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            19. SOLE DISPOSITIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         20. SHARED DISPOSTIVE POWER                                                  26,666,667*
------------------- ---- -------------------------------------------- --------------------------------------------

          21. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                            26,666,667*
--------- --------------------------------------------------------------------------------------------------------

       22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)                 [ ]

--------- ------------------------------------------------------------------------- ------------------------------

          23. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                            13.3%*
--------- ------------------------------------------------------------------------- ------------------------------

          24. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IN
--------- ------------------------------------------------------------------------- ------------------------------












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CUSIP No. 00202J203                                     13G                            Page 4 of 7 Pages
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ITEM 1.
(a) Name of Issuer: A.P. PHARMA, INC.
                                                         123 SAGINAW DRIVE
(b) Address of Issuer's Principal Executive Offices:     REDWOOD CITY, CA 94063

ITEM 2.
                               THIS SCHEDULE 13G (THE "SCHEDULE") IS BEING FILED
(a)  Name  of  Person  Filing: WITH  RESPECT  TO  SHARES  OF  COMMON  STOCK  (AS
                               DEFINED   BELOW)   OF   A.P.  PHARMA,  INC.  (THE
                               "ISSUER")   WHICH   ARE   BENEFICIALLY  OWNED  BY
                               PERCEPTIVE ADVISORS LLC AND JOSEPH  EDELMAN
                               (TOGETHER,  THE "REPORTING PERSONS").
                               SEE  ITEM 4 BELOW.

(b) Address of Principal Business Office or, if none, Residence:
                               499 PARK AVENUE, 25TH FLOOR
                               NEW YORK, NY 10022

(c) Citizenship:               PERCEPTIVE   ADVISORS   LLC  IS  A
                               DELAWARE  LIMITED  LIABILITY  COMPANY  AND JOSEPH
                               EDELMAN  IS A UNITED STATES CITIZEN.

(d) Title of Securities:       Class of COMMON STOCK


(e) CUSIP Number:              00202J203

ITEM   3.   IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  ss.ss.240.13D-1(B)  OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c). (

     d)   [ ] Investment company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C 80a-8).

     (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with ss.
          240.13d-1(b)(1)(ii)(G);

     (h)  [ ] A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
          Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).




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CUSIP No. 00202J203                                     13G                            Page 5 of 7 Pages
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ITEM 4.          OWNERSHIP.


      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   The Reporting Persons beneficially own
                                   26,666,667* shares of Common Stock held by a
                                   private investment fund to which Perceptive
(a) Amount beneficially owned:     Advisors LLC serves as the investment
                                   manager. Mr. Edelman is the managing member
                                   of Perceptive Advisors LLC.

                                   The beneficial ownership of 13.3% is based on the sum of (i) 40,017,790 shares of Common
                                   Stock issued and outstanding as of June 30, 2011 as reflected on the Issuer's 8-K on June
                                   30, 2011, and (ii) 160,000,006 shares of
                                   Common Stock issued pursuant to the
                                   Securities Purchase Agreement filed with the Issuer's 8-K on June 30, 2011.*

                                   *Excludes 13,333,333.5 shares underlying
                                   Common Stock purchase warrants held by the
                                   Reporting Persons. The warrants are not
                                   presently exercisable due to an
(b) Percent of class:              exercisability limitation included in the
                                   Warrant which provides that the warrants are
                                   not exercisable (i) while the holder is a
                                   beneficial owner of over 9.99 % of the shares
                                   of the Issuer or (ii) to the extent that such
                                   exercise would cause the holder's beneficial
                                   ownership to exceed 9.99%.

(c) Number of shares as to which the person has:

     (i)  Sole power to vote or to direct the vote:                               0

     (ii) Shared power to vote or to direct the vote:                   26,666,667*

     (iii) Sole power to dispose or to direct the disposition of:                0

     (iv) Shared power to dispose or to direct the disposition of:      26,666,667*


ITEM 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]. ITEM 6 Not
Applicable

Filing of this statement by the Reporting Persons shall not be deemed an admission that they beneficially own the securities reported herein. The
Reporting Persons expressly disclaim beneficial ownership of all securities reported herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.








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CUSIP No. 00202J203                                    13G                            Page 6 of 7 Pages
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.
 ITEM 10.        CERTIFICATION

The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held
 (a) for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]




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CUSIP No. 00202J203                                     13G                           Page 7 of 7 Pages
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                                               SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------- ------------------------------------ -------------------------------------
July 7, 2011
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title
July 7, 2011
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)